EXHIBIT 99.1

Health Insurance Innovations, Inc. Reports Third Quarter 2015 Results

Revenue Up 10.3% over Q3 2014

Record Policies in Force

TAMPA, Fla., Nov. 9, 2015 (GLOBE NEWSWIRE) -- Health Insurance Innovations, Inc. (HII) (NASDAQ:HIIQ), a leading developer, distributor, and virtual administrator of affordable health plans today announced financial results for the third quarter ended September 30, 2015. The Company will host a live conference call today Monday, November 9, 2015 at 5:00 p.m. EST.

Third Quarter 2015 Consolidated Financial Highlights

  Revenue was $25.8 million, an increase of 10.3% over $23.4 million in the third quarter of 2014.
  Adjusted EBITDA was $1.9 million, compared to $1.8 million in the third quarter of 2014.
  Adjusted EPS was $0.08, compared to $0.08 in the third quarter of 2014.
  GAAP EPS (diluted) was net income of $0.10, compared to a net loss of $(0.09) in the third quarter of 2014.
  Record policies in force as of September 30, 2015, totaled approximately 137,000, a 32% increase from 104,000 as of September 30, 2014.
  After the end of 3Q15, Pat McNamee, HII President, was also named CEO.

See the reconciliations for premium equivalents, adjusted EBITDA, and adjusted EPS within this press release.

"During the third quarter 2015, our total policies in-force increased to a record 137,000 at the end of the third quarter, up 32% year-over-year and 21% sequentially. Growth occurred in our individual and family plans as well as the supplemental products as we continue to meet the consumer's needs," said Pat McNamee, HII President and CEO. "Total submitted policies for the quarter were up 55% year over year, providing visibility of future revenue in the upcoming quarters. Approximately 75% of the submitted policies from Q3 were from owned or exclusive distribution channels."

HII's combination of unique technology, cost-effective products and expanded distribution channels is driving sales growth. Mr. McNamee noted, "We opened our Agile eCommerce store in mid-May and Agile is now our largest distributor of STM products and our second largest distributor across all product categories. Agile sold 1,300 STM policies in July and sold more than 5,800 STM policies during the full third quarter. And our 4th quarter Agile online sales are off to a very exciting start. Our vision for Agile is to be the online leader in the STM and related ancillary product categories. We expect Agile to attain scale and become profitable over the next 12 to 18 months."

2015 Full Year Guidance

For the full year 2015 we expect revenue between $97 million - $103 million and adjusted earnings per share between $0.18 - $0.25.

Third Quarter Financial Discussion

Third quarter revenues of $25.8 million increased by 10.3%, as compared to the third quarter of 2014.

Adjusted gross margin, which is calculated starting with revenues and then adjusted for third party commissions, and credit card and ACH fees, increased to 27.6% of premium equivalents for the third quarter of 2015, compared to 27.3% of premium equivalents in the same period in 2014. A reconciliation of premium equivalents to revenues and adjusted gross margin for the three and nine months ended September 30, 2015 and 2014 is included within this press release.

Selling, general and administrative ("SG&A") expenses were $10.8 million in the third quarter of 2015, compared to $11.4 million in 2014. During the quarter, we capitalized approximately $370,000 in Internally Developed Software at our consumer division, further enhancing our technology advantage. Our owned call centers in particular improved efficiencies in operations primarily through improved lead management.

EBITDA was $1.5 million in the third quarter of 2015, compared to a loss of $0.2 million in the same period in 2014. Adjusted EBITDA is calculated starting with EBITDA, which is then further adjusted for items that are not part of regular operating activities, including acquisition costs and other non-cash items such as stock-based compensation. Adjusted EBITDA was $1.9 million in the third quarter of 2015, compared to $1.8 million in the same period in 2014. A reconciliation of net (loss) income to EBITDA and adjusted EBITDA for the three and nine months ended September 30, 2015 and 2014 is included within this press release.

Adjusted earnings per share were $0.08 compared with $0.08 last year. GAAP EPS were $0.10 compared with a loss of $0.09 last year.

Cash and short-term investments totaled $7.9 million at the end of the third quarter of 2015. Cash decreased by $0.9 million during the quarter, primarily due to a $4.5 million increase in advanced commissions during the quarter that we provide to our distributors. As of the end of the third quarter 2015, our advanced commissions to our distributors totaled about $14.5 million. We borrowed $2.5 million on our bank line of credit in the third quarter, primarily to fund the advance commissions.

Submitted applications and policies in force for the three months ended September 30, 2015 were as follows:

	Submitted Applications during Three Months Ended September 30,
	2015	2014	Change (%)
IFP	45,000	33,000	36%
Supplemental products	45,000	25,000	80%
Total	90,000	58,000	55%
	Policies in Force As of September 30,
	2015	2014	Change (%)
IFP	61,000	52,000	17%
Supplemental products	76,000	52,000	46%
Total	137,000	104,000	32%

Conference Call and Webcast

The company will host an earnings conference call today at 5:00 p.m. Eastern time.  All interested parties can join the call by dialing (877) 407-9039; or (201) 689-8470; the conference ID is 13623035.  A webcast of the call may be accessed in the Investor Relations section of Health Insurance Innovations' website at http://investor.hiiquote.com/events.com.  An archive of the call will be available for 30 days through the same website.

About Health Insurance Innovations, Inc. (HII)

HII is a market leader in developing innovative health insurance products that are affordable and meet the needs of health insurance plan shoppers. HII develops insurance products through partnerships with best-in-class insurance companies and markets them via its broad distribution network of licensed insurance agents across the nation, its call center network and its unique online capability. Additional information about HII can be found at HiiQuote.com. HII's Consumer Division includes AgileHealthInsurance.com, a website for researching, comparing and purchasing short-term health insurance products online and HealthPocket.com, a free website that compares and ranks all health insurance plans, and uses objective data to publish unbiased health insurance market analyses and other consumer advocacy research.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical fact, and may include statements relating to goals, plans and projections regarding new markets, products, services, growth strategies, anticipated trends in our business and anticipated changes and developments in the United States health insurance system and laws. Forward-looking statements are based on HII's current assumptions, expectations and beliefs are generally identifiable by use of words "may," "might," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue," or similar expressions and involve significant risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by these statements. These risks and uncertainties include, among other things, our ability to maintain relationships and develop new relationships with health insurance carriers and distributors, our ability to retain our members, the demand for our products, the amount of commissions paid to us or changes in health insurance plan pricing practices, our ability to integrate our acquisitions (including our July 2014 acquisition of HealthPocket, Inc.), competition, changes and developments in the United States health insurance system and laws, and HII's ability to adapt to them, the ability to maintain and enhance our name recognition, difficulties arising from acquisitions or other strategic transactions, and our ability to build the necessary infrastructure and processes to maintain effective controls over financial reporting. These and other risk factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements are discussed in HII's Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent Quarterly Report on Form 10-Q, all as filed with the Securities and Exchange Commission as well as other documents that may be filed by HII from time to time with the Securities and Exchange Commission. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. You should not rely on any forward-looking statement as representing our views in the future. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

HEALTH INSURANCE INNOVATIONS, INC. Condensed Consolidated Balance Sheets ($ in thousands, except share and per share data)

	September 30, 2015	December 31, 2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 7,929	$ 16,154
Cash held on behalf of others	5,459	5,744
Short-term investments	—	461
Accounts receivable, net, prepaid expenses and other current assets	1,690	2,332
Advanced commissions	14,510	5,973
Note receivable	1,014	—
Income taxes receivable	568	12
Total current assets	31,170	30,676
Property and equipment, net	1,722	526
Goodwill	41,076	41,076
Intangible assets, net	11,502	13,565
Other assets	782	329
Total assets	$ 86,252	$ 86,172
Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$ 11,823	$ 11,397
Deferred revenue	153	64
Current portion of contingent acquisition consideration	1,246	2,647
Deferred tax liability	13	13
Due to member	229	229
Other current liabilities	199	189
Total current liabilities	13,663	14,539
Revolving line of credit	2,500	—
Contingent acquisition consideration	—	1,753
Deferred tax liability	1,589	2,287
Due to member	733	387
Other liabilities	241	494
Total liabilities	18,726	19,460
Commitments and contingencies (Note 10)
Stockholders' equity:
Class A common stock (par value $0.001 per share, 100,000,000 shares authorized; 7,910,085 and 7,900,085 shares issued, respectively; and 7,760,383 and 7,852,941 shares outstanding, respectively)	8	8
Class B common stock (par value $0.001 per share, 20,000,000 shares authorized; 6,841,667 shares issued and outstanding, respectively)	7	7
Preferred stock (par value $0.001 per share, 5,000,000 shares authorized; no shares issued and outstanding)	—	—
Additional paid-in capital	44,228	42,647
Treasury stock, at cost (149,702 and 47,144 shares, respectively)	(1,536)	(347)
Accumulated deficit	(3,236)	(3,694)
Total Health Insurance Innovations, Inc. stockholders' equity	39,471	38,621
Noncontrolling interests	28,055	28,091
Total stockholders' equity	67,526	66,712
Total liabilities and stockholders' equity	$ 86,252	$ 86,172

HEALTH INSURANCE INNOVATIONS, INC. Condensed Consolidated Statements of Operations (Unaudited) ($ in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues (premium equivalents of $43,404 and $42,240 for the three months ended September 30, 2015 and 2014, respectively and $120,216 and $110,375 for the nine months ended September 30, 2015 and 2014, respectively)	$ 25,799	$ 23,364	$ 71,087	$ 62,228
Operating expenses:
Third-party commissions	13,243	11,377	35,337	30,577
Credit card and ACH fees	569	534	1,581	1,367
Selling, general and administrative	10,845	11,387	32,360	27,875
Depreciation and amortization	687	907	2,255	1,723
Total operating expenses	25,344	24,205	71,533	61,542
Income (loss) from operations	455	(841)	(446)	686

Other (income) expense:
Interest income	(8)	--	(25)	(17)
Fair value adjustment to contingent acquisition consideration	(438)	131	(824)	939
Other expense (income)	83	144	(170)	18
Net income (loss) before income taxes	818	(1,116)	573	(254)
Benefit for income taxes	(701)	(332)	(664)	(205)
Net income (loss)	1,519	(784)	1,237	(49)
Net income (loss) attributable to noncontrolling interests	788	(172)	779	364
Net income (loss) attributable to Health Insurance Innovations, Inc.	$ 731	$ (612)	$ 458	$ (413)

Per share data:
Net income (loss) per share attributable to Health Insurance Innovations, Inc.
Basic	$ 0.10	$ (0.09)	$ 0.06	$ (0.07)
Diluted	$ 0.10	$ (0.09)	$ 0.06	$ (0.07)
Weighted average Class A common shares outstanding
Basic	7,531,827	6,532,161	7,521,124	5,538,422
Diluted	7,571,464	6,532,161	7,613,433	5,538,422

Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA (Unaudited) ($ in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net income (loss)	$ 1,519	$ (784)	$ 1,237	$ (49)
Interest income	(8)	—	(25)	(17)
Depreciation and amortization	687	907	2,255	1,723
Benefit for income taxes	(701)	(332)	(664)	(205)
EBITDA	1,497	(209)	2,803	1,452
Non-cash stock-based compensation	314	843	1,001	1,608
Fair value adjustment to contingent consideration	(438)	130	(824)	939
Transaction costs	—	523	24	753
Tax receivable agreement liability adjustment	239	194	345	194
Other non-recurring charges	273	363	671	363
Adjusted EBITDA	$ 1,885	$ 1,844	$ 4,020	$ 5,309

(1) EBITDA is defined as net (loss) income before interest expense, income taxes and depreciation and amortization. We have included EBITDA in this report because it is a key measure used by our management and Board of Directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating EBITDA can provide a useful measure for period-to-period comparisons of our business. However, EBITDA does not represent, and should not be considered as, an alternative to net income or cash flows from operations, each as determined in accordance with generally accepted accounting principles in the United States of America ("GAAP"). Other companies may calculate EBITDA differently than we do. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

(2) To calculate adjusted EBITDA, we calculate EBITDA, which is then further adjusted for items that are not part of regular operating activities, including acquisition costs, contract termination costs, and other non-cash items such as non-cash stock-based compensation. Adjusted EBITDA does not represent, and should not be considered as, an alternative to net income or cash flows from operations, each as determined in accordance with GAAP. We have presented adjusted EBITDA because we consider it an important supplemental measure of our performance and believe that it is frequently used by analysts, investors and other interested parties in the evaluation of companies. Other companies may calculate adjusted EBITDA differently than we do. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

Reconciliation of Premium Equivalents to Revenues & Adjusted Gross Margin (Unaudited) ($ in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Premium equivalents	$ 43,404	$ 42,240	$ 120,216	$ 110,375
Less risk premium	16,728	17,901	46,596	45,711
Less amounts earned by third party obligors	877	975	2,533	2,436
Revenues	25,799	23,364	71,087	62,228
Third-party commissions	13,243	11,377	35,337	30,577
Credit card and ACH fees	569	534	1,581	1,367
Adjusted gross margin	$ 11,987	$ 11,453	$ 34,169	$ 30,284

(1) Premium equivalents is defined as the combination of premiums, fees for discount benefit plans, and enrollment fees. All amounts not paid out as risk premium to carriers or paid out to other third-party obligors are considered to be revenues for financial reporting purposes. We have included premium equivalents in this report because it is a key measure used by our management to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the inclusion of premium equivalents can provide a useful measure for period-to-period comparisons of our business. This financial measurement is considered a non-GAAP financial measure and is not recognized under GAAP and should not be used as, and is not an alternative to, revenues as a measure of our operating performance.

(2) Adjusted gross margin is defined as revenue less third party commissions and credit card and ACH fees. Adjusted gross margin does not represent, and should not be considered as, an alternative to revenues, as determined in accordance with GAAP. Adjusted gross margin is a key measure used by our management to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short-term and long-term operational plans. In particular, adjusted gross margin can provide a useful measure for period-to-period comparisons of our business. Adjusted gross margin has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

Reconciliation of Adjusted EBITDA to Adjusted Net Income per Share (Unaudited) ($ in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Adjusted EBITDA	$ 1,885	$ 1,844	$ 4,020	$ 5,309
Depreciation	(96)	(45)	(191)	(111)
Adjusted pre-tax income	1,789	1,799	3,829	5,198
Provision for income taxes	(680)	(684)	(1,455)	(1,975)
Adjusted net income	$ 1,109	$ 1,115	$ 2,374	$ 3,223
Total weighted average diluted share count	14,413	13,374	14,455	12,380
Adjusted net income per share	$ 0.08	$ 0.08	$ 0.16	$ 0.26

(1) Adjusted EBITDA is calculated as set forth above under Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA.

(2) Adjusted net income is computed by subtracting depreciation (but not amortization of intangible assets) from adjusted EBITDA to determine adjusted pre-tax income, from which an assumed tax expense calculated at the 38% federal statutory rate is deducted. We have included adjusted net income in this report because it is a key measure used by our management to understand and evaluate our core operating performance and trends and because we believe it is frequently used by analysts, investors and other interested parties in the evaluation of companies. Other companies may calculate this measure differently than we do. Adjusted net income has limitations as an analytical tool, and you should not consider it in isolation or substitution for earnings per share as reported under GAAP.

(3) Adjusted net income per share is computed by dividing adjusted net income by the total number of diluted Class A and Class B shares of our common stock for each period. We have included adjusted net income per share in this report because it is a key measure used by our management to understand and evaluate our core operating performance and trends and because we believe it is frequently used by analysts, investors and other interested parties in the evaluation of companies. Other companies may calculate this measure differently than we do. Adjusted net income per share has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for earnings per share as reported under GAAP.

CONTACT: Health Insurance Innovations, Inc.:
         Michael Hershberger
         Chief Financial Officer
         (877) 376-5831 ext. 282
         mhershberger@hiiquote.com

         Investor Contact:
         Investor Relations office
         (813) 452-5221
         IR@hiiquote.com

         Media Contact for HealthPocket.com:
         Kevin McVicker
         Shirley & Banister Public Affairs
         (703) 739-5920 or (800) 536-5920
         kmcvicker@sbpublicaffairs.com